FIRST AMENDMENT TO REAL ESTATE SALES CONTRACT

This FIRST AMENDMENT TO REAL ESTATE SALES CONTRACT (this "**Amendment**") is entered into as of May 20, 2016 (the "**Effective Date**"), between VALUE LINE DISTRIBUTION CENTER, INC., a New Jersey corporation ("**Seller**" or a "**Party**"), and ("**Buyer**" or a "**Party**"). Seller and Buyer are collectively referred to herein as the "**Parties.**"

RECITALS

A. The Parties are the parties to that certain Real Estate Sales Contract entered into April 29, 2016 (the "**Agreement**") (capitalized terms used but not defined in this Amendment have the meanings given to them in the Agreement).

B. Pursuant to the Agreement, the Review Period Expiration Date is May 20, 2016 at 5:00 PM Eastern Standard Time.

C. Buyer desires to continue to proceed to Closing, subject to the Parties agreeing on the following terms, conditions, and obligations.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1. **Review Period Expiration Date.** Buyer and Seller agree and acknowledge that, notwithstanding the terms of the Agreement, the Review Period Expiration Date shall expire upon Buyer's and Seller's execution of this Agreement. Buyer hereby waives its right to terminate the Agreement pursuant to Agreement Section 4.1(c), and desires to proceed to Closing subject to the terms and conditions contained in the Agreement and this Amendment.

2. **Purchase Price Reduction.** The Purchase Price is hereby reduced to Twelve Million Six Hundred Thousand and No/100 Dollars ($12,600,000.00).

3. Title

   3.1. **Withdrawal of Title Objection.** Buyer hereby withdraws its Title Objection contained in Buyer's Title Notice dated May 16, 2016 to Exception No. 8 ("**Exception 8**") of Schedule B, Section II of that certain Title Insurance Commitment with File No. NCS-784759-CO and a Commitment Date of March 17, 2016 (the "**Commitment**"). Buyer acknowledges and agrees that any affirmative title coverage over Exception 8 (or efforts to remove Exception 8 from the Commitment) desired by Buyer will be obtained (or performed) at Buyer's sole cost and expense. Notwithstanding the foregoing, Seller agrees to reasonably assist Buyer in its efforts to obtain affirmative title coverage over

Exception 8 (or efforts to remove Exception 8 from the Commitment) so long as Seller does not incur any cost or expense in doing so.

3.2. **Seller's Title Response.** Buyer acknowledges receipt of Seller's Title Response dated May 18, 2016. Buyer is satisfied with Seller's Title Response, hereby waives its right to terminate the Agreement pursuant to Agreement Section 5.2(a), subject to Seller's performance in accordance with Seller's Title Response and Seller's agreement to satisfy, at Seller's sole cost, at or before Closing the requirements listed under Schedule B, Section I Requirements of the Commitment applicable to Seller. Nothing herein shall be construed as a limitation on Buyer's rights pursuant to Section 5.2(b) of the Agreement.

4. **Waterway Representation.** Seller represents to Buyer that Seller has not blocked, obstructed, altered, closed, or changed the course, location, depth, or dimensions of any ditches, waterways, watercourses or streams (collectively, "**Waterways**") on the Property, and Seller represents to Buyer that Seller does not have any actual knowledge of (i) any blocks, obstructions, alterations, closures, or changes in the course, location, depth, or dimension of any Waterways on the Property or (ii) the existence of any Waterways on the Property. These representations shall survive the Closing to the extent set forth in Section 19 of the Agreement.

5. **Roof Damage.** Buyer hereby acknowledges and agrees that the repairs to the Roof Damage have been completed to Buyer's satisfaction. The Parties hereto agree that Section 6.1.9 of the Agreement is amended to delete the following sentence: "Seller represents that the Roof Damage has been repaired as of the Effective Date and that it obtained all necessary approvals in connection with completing such repairs." Buyer hereby waives its right to terminate the Agreement due to a Change in a representation regarding the physical condition of the roof of the Building. The Seller hereby acknowledges that the foregoing shall neither limit Buyer's right to terminate the Agreement in the event of Change to any other representation in accordance with the terms of Article 6 nor Seller's obligation to complete in full all repairs in connection with the Interior Damage at Seller's sole cost and expense to the reasonable satisfaction of Buyer, as a condition to Buyer's obligation to close the transaction contemplated under the Agreement.

6. **Miscellaneous.**

6.1 Effect of Amendment. The Agreement, as amended by this Amendment, is hereby reaffirmed. Except as expressly modified herein, the Agreement shall remain unmodified and in full force and effect. To the extent any of the provisions of this Amendment are inconsistent with the provisions set forth in the Agreement, the provisions of this Amendment shall govern and control.

6.2 Counterparts. This Amendment may be executed in one or more counterparts, which when taken together, shall constitute one and the same original. The Parties agree that signatures transmitted electronically shall be binding as if they were original signatures.

[Signatures Appear on Following Pages]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Effective Date.

SELLER:

VALUE LINE DISTRIBUTION CENTER, INC.,
a New Jersey corporation

By: ______________________
Name: Howard A. Brecher
Title: President

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Effective Date.

BUYER: